Exhibit 10.1

Contract Manufacturing Agreement

Execution Version

CONTRACT MANUFACTURING AGREEMENT

By and Among

STR Solar (Hong Kong), Limited

ZheJiang FeiYu Photo-Electrical Science & Technology Co., Ltd.

and

Zhejiang Xiesheng Group Co., Ltd.

CONTENTS

ARTICLE 1	DEFINITIONS	4

ARTICLE 2	LICENSE	6

2.1	LICENSE	6
2.2	NO SUBLICENSE	7

ARTICLE 3	SUPPLY OF TECHNICAL INFORMATION AND TOOLING	7

ARTICLE 4	TECHNICAL ASSISTANCE, TRAINING AND EVALUATION	7

4.1	TECHNICAL ASSISTANCE	7
4.2	TRAINING	8
4.3	OBSERVATIONS	8

ARTICLE 5	FORECASTS, ORDERS, MINIMUM VOLUMES AND MATERIALS PROCUREMENT	9

5.1	FORECAST	9
5.2	PURCHASE ORDERS	9
5.3	TARGET VOLUMES	10
5.4	MATERIAL PROCUREMENT	11

ARTICLE 6	MANUFACTURING OF LICENSED PRODUCTS	11

6.1	MANUFACTURING	11
6.2	SUPERVISION	11

ARTICLE 7	PACKAGING, SHIPMENT, RESCHEDULE FLEXIBILITY, CANCELLATION	12

7.1	PACKAGING AND STORAGE	12
7.2	SHIPMENT	12
7.3	QUANTITY INCREASES AND SHIPMENT SCHEDULE CHANGES	13
7.4	CANCELLATION LIABILITY	13

ARTICLE 8	ENGINEERING CHANGES	13

ARTICLE 9	TOOLING, NON-RECURRING EXPENSES, SOFTWARE	14

ARTICLE 10	LICENSED PRODUCTS ACCEPTANCE AND WARRANTIES, RECALL AND REJECTION	14

10.1	PRODUCT ACCEPTANCE	14
10.2	EXPRESS WARRANTY	15
10.3	LICENSED PRODUCTS RECALL	16

ARTICLE 11	PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES	17

11.1	PRICE AND PAYMENT	17

ARTICLE 12	INTELLECTUAL PROPERTY, TECHNICAL DEVELOPMENT AND QUALITY STANDARDS	17

12.1	INTELLECTUAL PROPERTY RIGHTS	17
12.2	TECHNICAL DEVELOPMENT	19
12.3	QUALITY STANDARDS	19

ARTICLE 13	CONFIDENTIALITY AND NON-COMPETITION	19

13.1	CONFIDENTIALITY	19
13.2	NON-COMPETITION	20
13.3	BREACH AND SURVIVAL	21

ARTICLE 14	REPRESENTATIONS AND WARRANTIES	21

14.1	REPRESENTATIONS AND WARRANTIES BY MANUFACTURER	21
14.2	REPRESENTATIONS AND WARRANTIES OF STR	22

ARTICLE 15	DURATION AND TERMINATION	22

15.1	DURATION	22
15.2	IMMEDIATE TERMINATION BY STR	22
15.3	TERMINATION WITH NOTICE BY STR	23
15.4	TERMINATION BY MANUFACTURER	24
15.5	POST-TERMINATION OR EXPIRATION	24

ARTICLE 16	ENVIRONMENTAL, HEALTH AND SAFETY CONSIDERATIONS	26

16.1	ENVIRONMENTAL, HEALTH AND SAFETY	26
16.2	INDEMNIFICATION	26
16.3	SURVIVAL	26

ARTICLE 17	MISCELLANEOUS	27

17.1	ASSIGNMENT AND SUCCESSION	27
17.2	ENTIRE AGREEMENT	27
17.3	LANGUAGE	27
17.4	WAIVER	27
17.5	BEST EFFORTS TO OBTAIN APPROVALS; INSURANCE	27
17.6	NOTICES	28
17.7	NO LIABILITY	28
17.8	PROVISIONS IMMEDIATELY EFFECTIVE	28
17.9	NO AGENCY	28
17.10	SURVIVAL	29
17.11	CONSTRUCTION	29
17.12	FURTHER ACTION	29
17.13	COMPLIANCE WITH LAW	29
17.14	COUNTERPARTS	30

ARTICLE 18	FORCE MAJEURE	30

ARTICLE 19	LAW AND ARBITRATION	30

19.1	GOVERNING LAW	30
19.2	ARBITRATION	30

ANNEX 1	LICENSED PRODUCTS	32

ANNEX 2	LICENSED TRADEMARKS	33

ANNEX 3	TOOLING	34

ANNEX 4	PART OF TECHNICAL INFORMATION	35

ANNEX 5	SPECIFICATIONS	36

ANNEX 6	PRICE	37

ANNEX 7	PRODUCTION RAMP UP	38

CONTRACT MANUFACTURING AGREEMENT

THIS CONTRACT MANUFACTURING AGREEMENT, made as of 13 JAN, 2014, by and between STR Solar (Hong Kong), Limited, a company organized and existing under the laws of Hong Kong Special Administrative Region (hereinafter called “Hong Kong”) of the People’s Republic of China (hereinafter called “China”), and having its office and place of business at Room D, 32nd Floor, Lippo Centre, Tower 1, 89 Queensway, Hong Kong(hereinafter called “STR”), ZheJiang FeiYu Photo-Electrical Science & Technology Co., Ltd., a company organized and existing under the laws of China, and having its office and place of business at No. 6 Xinghang 1 Road Industry Functional Zone, Hangbu Town, Ke Cheng District, Quzhou City, Zhejiang Province, China_(“FeiYu”), and Zhejiang Xiesheng Group Co., Ltd., a company organized and existing under the laws of China, and having its office and place of business at No. 119, West Zijing Road, Quzhou City, Zhejiang Province, China (“Xiesheng”; .together with FeiYu hereinafter called “Manufacturer”).

STR and Manufacturer may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, STR designs, manufactures, licenses, distributes and sells a variety of solar encapsulant products and has certain rights to use certain trademarks and trademark rights, know-how, technical experience of a proprietary nature and other valuable information relating to such manufacture, and distribution and sale of such products; and

WHEREAS, Manufacturer is a company engaged in the manufacture, distribution and sale of solar encapsulant products; and

WHEREAS, Manufacturer desires to receive from STR a means to manufacture, in China, STR’s solar encapsulant products and to supply such solar encapsulant products to STR for its own distribution and sale, on the terms and conditions hereof.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and in consideration of the rights and obligations herein set forth, the Parties hereto agree as follows:

ARTICLE 1                              DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings specified below:

1.1                               “Manufacturing Agreement” or “Agreement” means this Contract Manufacturing Agreement including its Annexes.

1.2                               “Licensed Product(s)” means the solar encapsulant products and other accessories to be manufactured by Manufacturer set forth in Annex 1, attached hereto and made a part hereof, using the Technical Information as defined below and bearing the Licensed Trademarks as defined below, and shall include any other products added to Annex 1 by the mutual agreement of the Parties from time to time during the term of this Agreement.

1.3                               “Licensed Trademarks” shall mean only the trademarks and the representation of all of such trademarks listed on Annex 2, and only such other trademarks as STR may, from time to time at its sole discretion, specifically authorize for use by Manufacturer. STR and its affiliates shall have the sole right to determine which trademark shall be used in connection with each particular Licensed Product. From time to time STR may authorize Manufacturer to manufacture and distribute products bearing the Licensed Trademarks not expressly listed in Annex 2 hereto and all such products shall be deemed Licensed Products for all purposes hereunder.

1.4                               “Tooling” means any equipment, molds and tooling for manufacturing the Licensed Products, as specified in Annex 3, which are owned or hereafter owned or acquired by STR and to be supplied to Manufacturer under this Agreement. This Agreement and the Parties’ performance under it shall not affect STR’s ownership of the Tooling.

1.5                               “Effective Date” means the date that this Agreement is executed by the Parties.

1.6                               “Patent Rights” means all patents relating to the Licensed Products of any country now or hereafter owned by STR or its affiliates or controlled by them in the sense of having the right to grant licenses thereunder without accounting to others, including those which are based on inventions made during the terms of this Agreement.

1.7                               “Intellectual Property Rights” means the Technical Information as defined below, the Patent Rights, the Licensed Trademarks, trade names, know how, copyrights and other rights to intellectual property, already existing or to be applied for by STR or its affiliates, relating to the Licensed Products as set forth in this Agreement. This Agreement and the Parties’ performance under it shall not affect STR’ or its affiliates’ ownership of the Intellectual Property Rights.

1.8                               “Technical Information” means designs, drawings, plans, specifications, experience, skill and technical information (including manufacturing processes,

formulation, data, formulas, know-how, raw materials mixing specifications, prototypes, samples, catalogues, reference materials and information relating thereto) necessary to manufacture, sell and/or use the Licensed Products, which are owned or hereafter owned or acquired by STR or its affiliates or received from third parties by STR or its affiliates and which STR has the right to furnish to Manufacturer during the term of this Agreement; provided that any information relating to the business management and business organization of STR or its affiliates shall be excluded herefrom. Part of the Technical Information including without limitation the specifications of the Licensed Products, process standards and quality requirements, are specified in Annex 4.

1.9                               “Technical Assistance” means advice, demonstration or other appropriate forms of instruction by which STR or its affiliates discloses to Manufacturer the Technical Information concerning the manufacture of the Licensed Products and the exercise of other rights granted by this Agreement.

1.10                        “Territory” shall mean China (specifically the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong SAR, Macau SAR, and Taiwan).

ARTICLE 2                              LICENSE

2.1                               License

2.1.1                     STR agrees to make available to Manufacturer all the Technical Information necessary to manufacture the Licensed Products and to grant to Manufacturer, effective on the Effective Date, a nontransferable, nonexclusive and non-sublicensable license in the Territory to use the Intellectual Property Rights pursuant to the terms and conditions of this Agreement. This license shall also include the right to acquire any apparatus or equipment necessary for use in the manufacturing of the Licensed Products. This license permits Manufacturer to manufacture the Licensed Products only in a facility in China, which facility must have been approved in advance, in writing, by STR, exclusively to STR pursuant to the terms and conditions of this Agreement, in the quantities and at the prices set forth in this Agreement and the purchase orders issued by STR. Manufacturer acknowledges that STR may, at STR’s option, manufacture the Licensed Products or other encapsulant products, or engage third parties to manufacture such products on its behalf.

2.1.2                     STR will assist in the start up with samples and layout of the manufacturing process. All samples and other materials provided by STR to Manufacturer shall be shipped to Manufacturer and Manufacturer shall pay STR for such samples, other materials and any equipment. STR will update Manufacturer periodically with information STR regards as appropriate concerning developments in the U.S. and European markets for the Licensed Products. Notwithstanding the foregoing, STR and Manufacturer agree that STR may transfer certain raw materials in accordance with Annex 6 with a quantity to be mutually agreed as a financial support to Manufacturer for it to manufacture the Licensed Products pursuant to this Agreement. Manufacturer shall in no circumstance sell any such raw materials to any other party without a written consent from STR. Manufacturer shall pay fifty percent (50%) of the price of the raw materials transferred by STR to Manufacturer by no later than December 31, 2014 and pay the remaining fifty percent (50%) of the price by no later than December 31, 2015. If Manufacturer fails to make the payment to STR in accordance with this Agreement, STR is entitled to receive from Manufacturer liquidated damages of 0.5% of the amount payable per day since the due payment day. Notwithstanding the above, STR is entitled to deduct from any payment payable by STR to Manufacturer under this Agreement any due amount owed by Manufacturer to STR.

2.2                               No Sublicense

Manufacturer agrees that Manufacturer will not subcontract or sublicense any of the rights granted by STR hereunder, without the prior written approval of STR which approval may be withheld, delayed or conditioned by STR in its sole and absolute discretion.

ARTICLE 3                              SUPPLY OF TECHNICAL INFORMATION AND TOOLING

During the term of this Agreement, subject to the terms and conditions of this Agreement, STR shall furnish to Manufacturer the Technical Information.

ARTICLE 4                              TECHNICAL ASSISTANCE, TRAINING AND EVALUATION

4.1                               Technical Assistance

4.1.1                     Upon at least thirty (30) days prior written request of Manufacturer, STR shall send its engineers to the facilities of Manufacturer to give the Technical Assistance to Manufacturer for the manufacture of the Licensed Products. The number of STR engineers to be sent, the duration of their stay and the terms and conditions of their dispatch shall be determined each time by consultation between the Parties.

4.1.2                     STR shall have the right, at STR’s cost, to place its quality control and other personnel at all Manufacturer locations, on a full or part time or permanent or temporary basis, to assure Manufacturer’s compliance with this Agreement. STR shall also have the right before and during the manufacturing process to inspect and evaluate the manufacturing facility or facilities utilizing the Technical Information and the Tooling (if any), to receive and evaluate the Licensed Products produced therefrom and to make recommendations to Manufacturer for changes that STR believes desirable. No exercise or failure to exercise by STR of its rights under this clause shall increase STR’s responsibility beyond that specifically provided in this Agreement.

4.2                               Training

Upon at least thirty (30) days prior written request of Manufacturer and if STR deems it necessary, STR shall accept trainees of Manufacturer for the purpose of studying the Technical Information relating to the manufacture of the Licensed Products. The number of such trainees to be sent, the duration of their stay, and the terms and conditions of their stay shall be determined each time by the mutual consultation of the Parties. Manufacturer shall bear all the travel and living expenses necessary for sending such trainees

4.3                               Observations

4.3.1                     Each Party shall cause its engineers or trainees to be sent to the other Party, as the case may be, to observe the other Party’s regulations, directions and instructions while on the other Party’s premises in order to prevent accidents and other hazards. Each Party shall be liable for any injury or damage caused to the other Party or its employees on account of any acts or omissions of its engineers or trainees, as the case may be, which are contrary to the other Party’s regulations, directions and/or instructions and shall hold the other Party harmless from and shall indemnify the other Party for any claim by a third party with respect to injury and/or damage caused to that third party on account of any such acts or omissions.

4.3.2                     In the event that either Party’s engineers or trainees, as the case may be, sent to the other Party become ill or are injured, the other Party shall immediately notify the Party sending such engineers or trainees, and shall arrange for proper medical care and hospitalization, if necessary. Any expenses incurred shall be borne by Manufacturer, provided however that any expenses incurred due to non-work-related ill or injury shall be undertaken by the Party sending such engineers or trainees. Further, in the event that on account of illness or injury, such engineers or trainees are unable to give the Technical Assistance or receive training, as the case may be, the other Party shall immediately notify the Party sending such engineers or trainees and the Parties shall mutually determine the appropriate action to be taken.

4.4                               Evaluation/Termination Right

4.4.1                     Manufacturer agrees that the Licensed Products manufactured by Manufacturer shall be in accordance with certain specifications provided by STR as specified in Annex 5 (hereinafter called “Specifications”) and the Technical Information. STR shall deliver the Specifications to the Manufacturer not later than ten (10) days following the Effective Date which Specifications shall be in form and substance reasonably acceptable to Manufacturer.

4.4.2                     The Parties agree to set up an evaluation period (hereinafter called “Evaluation Period”) of four (4) months since the Effective Date. During the Evaluation Period, Manufacturer shall manufacture Licensed Products in accordance with this Agreement and specific purchase orders issued by STR and STR will evaluate whether the Licensed Products manufactured by Manufacturer meets the Technical Information and Specifications and whether the production capacity of Manufacturer meets the needs of STR.

4.4.3                     STR may, at its sole and absolute discretion, elect to terminate this Agreement by delivering written notice to Manufacturer at any time prior to thirty (30) days following the end of the Evaluation Period. Promptly following receipt of such notice of termination, if any, Manufacturer shall pay to STR an amount equal to the raw materials delivered to Manufacturer (in accordance with Annex 6) less Licensed Products purchased by STR from Manufacturer but not yet paid for.

4.5                               Production Ramp-Up

4.5.1                     Manufacturer agrees to install sufficient production capacity to meet the anticipated needs of STR as set forth on Annex 7.

ARTICLE 5                              FORECASTS, ORDERS, MINIMUM VOLUMES AND MATERIALS PROCUREMENT

5.1                               Forecast

By the fifteenth day of each month, STR shall provide Manufacturer, with a non-binding forecast of planned purchases of Licensed Products for the three month period commencing with the month subsequent to the month during which such forecast is delivered.

5.2                               Purchase Orders

5.2.1                     STR will issue a written purchase order for each purchase which specifies all the Licensed Products to be manufactured. Each purchase order shall refer to this Agreement, and the applicable written Technical Information and Tooling as described in this Agreement. Purchase orders can be sent by email or fax from STR to Manufacturer. Purchase orders shall normally be deemed accepted by Manufacturer and take effect, unless Manufacturer notifies STR of its rejection of any purchase order within twenty four (24) hours following its receipt of such purchase order from STR.

5.2.2                     STR may use its standard purchase order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder. The Parties agree that in the event that the terms and conditions contained in this Agreement conflict with the terms and conditions set forth in any such purchase order, the terms and conditions of this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument.

5.3                               Target Volumes

5.3.1                     Subject to the terms and conditions of this Agreement, for each year commencing on May 1, 2014 (such 12 month period being referred to as the “Contract Year”) and during the term of this Agreement, STR intends to purchase from Manufacturer not less than fifteen million (15,000,000) square meters of Licensed Products (hereinafter called “Annual Target Volume”).

5.3.2                     In the event that STR believes that it may fail to satisfy the Annual Target Volume in any Contract Year, STR shall promptly notify Manufacturer and the Parties shall, in good faith, renegotiate the amount of the Annual Target Volume. If the Parties fail to reach a written agreement on adjustment of the Annual Target Volume within forty five (45) days upon Manufacturer receiving the written notice from STR, either Party may terminate this Agreement upon a forty five (45)-day notice without the payment of any penalties or premiums.

5.3.3                     In the event that Manufacturer believes that it may not be able to supply Licensed Products to STR in accordance with the forecast delivered by STR, Manufacturer shall immediately notify STR of such fact. Notwithstanding anything to the contrary in this Agreement, STR shall be entitled to obtain any such shortfall from third parties.

5.3.3                     The Parties agree that any Licensed Products purchased by STR during the Evaluation Period shall not be included into the Annual Target Volume.

5.3.4                     The Parties agree that the Annual Target Volumes shall not provide Manufacturer with a right to terminate this Agreement pursuant to Article 15.4.3 if (1) any Licensed Products sold to STR fails to meet the Specifications or the standards as required by the applicable laws, regulations and rules of the Territory; or (2) Manufacturer fails to pass any audit conducted by STR or any customer of STR during the term of this Agreement, unless under the above item (1) or (2) such failures are due to the defect in the Technical Information.

5.4                               Material Procurement

5.4.1                     Purchase orders issued by STR in conformance to this Agreement will constitute authorization for Manufacturer to procure, using standard purchasing practices, the components, subassemblies, materials, resin, chemicals, other additives and supplies necessary for the manufacture of the Licensed Products strictly in accordance with the standards and specifications of materials furnished by STR under this Agreement.

5.4.2                     STR reserves the right to inspect any material purchased by Manufacturer for the manufacture of the Licensed Products at any time. In such circumstance, Manufacturer shall provide access to STR for the inspection.

ARTICLE 6 MANUFACTURING OF LICENSED PRODUCTS

6.1                               Manufacturing

6.1.1                     Manufacturer shall manufacture the Licensed Products strictly in accordance with the Technical Information and the Specifications of STR.

6.2                               Supervision

6.2.1                     Manufacturer acknowledges and agrees that STR may, at its own discretion, dispatch any person to the manufacturing facility of Manufacturer for the purpose of monitoring the quality of the Licensed Products. The dispatched person shall be entitled to review the operations, the manufacturing process (including quality control procedures), manufacturing records of Manufacturer relating to the manufacturing of the Licensed Products to ensure compliance with the Technical Information and the Specifications. Manufacturer shall use its best efforts to assist STR personnel with its review and shall make all employees of Manufacturer available to STR personnel.

6.2.2                     Manufacturer further acknowledges and agrees that the dispatched person of STR is entitled to stop the manufacturing if, at any time, the quality of the Licensed Products is not in accordance with the Specifications.

6.2.3                     Manufacturer agrees that all Licensed Products shall be of a quality as provided in the Technical Information. Manufacturer also agrees to manufacture the Licensed Products so that they are consistent with the standards as required by the applicable laws, regulations and rules in the Territory.

6.2.4                     Manufacturer shall, at the request of STR from time to time, submit samples of the Licensed Products to STR for testing, at no cost to STR.

ARTICLE 7                              PACKAGING, SHIPMENT, RESCHEDULE FLEXIBILITY, CANCELLATION

7.1                               Packaging and Storage

7.1.1                     The Parties agree that the packaging and storage of the Licensed Products shall be in accordance with STR’s Technical Information.

7.1.2                     Manufacturer shall mark the Licensed Trademarks on the packaging properly if so required by STR and ensure the marking to be in compliance with the mandatory requirements under the applicable laws and regulations.

7.1.3                    The packaging fee shall be included in the price for the Licensed Products indicated in Article 11.1 of this Agreement. If STR gives any specific instruction on the packaging of the Licensed Products under any certain purchase order, Manufacturer shall follow such instruction and the Parties shall negotiate about the increased costs for the specific packaging.

7.2                               Shipment

7.2.1                     All Licensed Products delivered pursuant to the terms of this Agreement shall be marked for shipment to STR’s destination in China as specified in the applicable purchase order and delivered to a carrier or forwarding agent.

7.2.2                     Manufacturer is expected to achieve 100% on-time delivery performance to the location designated by STR. “On-time” delivery is defined as within two (2) days early and zero (0) days late of scheduled delivery date on purchase orders placed by STR in accordance with this Agreement. If delivery of the Licensed Product is early, STR or its designated third party distribution partners may return said Licensed Product to Manufacturer for re-delivery on the scheduled delivery date with Manufacturer bearing all cost of Licensed Products return and re-delivery. If delivery of the Licensed Product is late, STR may require Manufacturer to deliver Licensed Products to locations in China specified by STR with Manufacturer bearing the incremental cost between standard cost versus premium express delivery. STR will not unreasonably require Manufacturer to expressly deliver product unless STR needs Licensed Products to meet customer commitments. Manufacturer shall be responsible for the transportation of the Licensed Products for On-time delivery at its own cost and purchase and maintain at its own cost insurance for the shipment of the Licensed Products.

7.2.3                     In case that the location designated by STR in accordance with Article 7.2.1 is in a bonded area or any other special zone under the control of Customs, Manufacturer shall obtain from relevant local authority necessary licenses and permits for exporting the Licensed Products for STR and be responsible for completing all customs declaration and clearance, the reasonable cost of which will be undertaken by Manufacturer. STR will provide necessary assistance upon Manufacturer’s reasonable request.

7.3                               Quantity Increases and Shipment Schedule Changes

7.3.1                     STR may (i) increase the quantity of Licensed Products or (ii) reschedule the quantity of Licensed Products and their transportation date, so long as such increase in the quantity or reschedule of the quantity and the transportation date do not materially and adversely affect Manufacturer.

7.3.2                     Any purchase order quantities increased or rescheduled pursuant to this Article 7.3 may not be subsequently increased or rescheduled without the prior written approval of Manufacturer. All other changes in quantity or shipment date require Manufacturer’s prior written consent. Manufacturer will use reasonable commercial efforts to meet quantity increases. If there are extra costs to meet a schedule increase in excess of the above limits, Manufacturer will inform STR for its approval in advance and STR will undertake such approved extra costs.

7.4                               Cancellation Liability

7.4.1                     STR may, at any time, cancel all or any part of purchase orders placed with Manufacturer to the extent that Manufacturer has not commenced manufacturing the Licensed Products (or a portion of such Licensed Products) covered by such purchase order. To the extent that Manufacturer has not commenced manufacturing such Licensed Products (or portion thereof) and STR has delivered such written notice of termination, STR shall not be obligated to purchase the Licensed Products covered by such purchase order (or the portion of the Licensed Products not yet manufactured) and no other amounts shall be due and owing by STR to Manufacturer with respect to such cancelled purchase order.

ARTICLE 8                              ENGINEERING CHANGES

STR may request, in writing, that Manufacturer incorporate engineering changes into the Licensed Products. Such request will include a description of the proposed engineering change sufficient to permit Manufacturer to evaluate its feasibility and cost. Manufacturer’s evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the Licensed

Products. The Parties may negotiate in good faith to reach an agreement in respect of sharing the costs in relation to the engineering change. Manufacturer will not be obligated to proceed with the engineering change until the Parties have agreed upon the changes to the Licensed Products’ Technical Information, delivery schedule and Licensed Product pricing and upon the implementation costs to be borne by STR including, without limitation, the cost of inventories on hand and on-order that becomes obsolete.

Manufacturer is expected to make recommendations to the Licensed Product design which would make the Licensed Products more manufacturable, reduce material costs and/or improve quality. STR will evaluate such recommendations and incorporate such recommendations into the Licensed Products design as appropriate. Manufacturer will not make changes to product design or manufacturing processes which affect the form, fit, function, performance or reliability of the Licensed Products without prior written authorization from STR.

ARTICLE 9                              TOOLING, NON-RECURRING EXPENSES, SOFTWARE

Manufacturer shall provide non-Licensed Products specific tooling at its expense. All software which STR provides to Manufacturer is and shall remain the property of STR. All software developed by Manufacturer to support the process tooling or otherwise shall be and remain the property of Manufacturer.

ARTICLE 10                       LICENSED PRODUCTS ACCEPTANCE AND WARRANTIES, RECALL AND REJECTION

10.1                        Product Acceptance

10.1.1              STR agrees that the Licensed Product is deemed acceptable if STR has not rejected Licensed Products within the warranty period of said Licensed Products.

10.1.2              Manufacturer is expected to deliver 100% quality Licensed Products in conformance to all the Technical Information and the Specifications of the Licensed Products. Manufacturer is expected to institute appropriate quality controls, in accordance with STR’s procedures, at the factory to stop any defective Licensed Products from being transported to STR or its designated third party distribution partners. STR’s intent is not to inspect each shipment coming from Manufacturer, however, STR reserves the right to audit Manufacturer’s facilities, conduct source inspection and/or inspect the Licensed Products [at designated distribution or field repair centers]. STR and Manufacturer will work together to jointly determine if any of the Licensed Products is defective. STR may return defective Licensed Products, freight collect, after obtaining a return material authorization number from Manufacturer to be displayed on the transportation container and completing a failure report. Manufacturer will not unreasonably withhold, delay or condition such return material authorization numbers. Rejected Licensed Products will be promptly replaced with non-defective Licensed Products, at Manufacturer’s option, and returned freight pre-paid.

10.1.3              Manufacturer undertakes that it will not sell or transport any Licensed Products to any third party except for STR. In no circumstance shall Manufacturer be entitled to withhold any deliverable Licensed Products.

10.1.4              The title and risk on the Licensed Products are transferred from Manufacturer to STR upon delivery to STR’s designated delivery address. Delivery shall be at the cost of Manufacturer, provided that the STR’s designated delivery address is in East China (in great Shanghai area) or at a location which is closer to Manufacturer. Manufacturer shall at its own cost obtain all certificates and approval necessary for the export of Licensed Products.

10.2                        Express Warranty

10.2.1              Manufacturer warrants that the Licensed Products will conform to STR’s applicable Technical Information and Specifications, will be merchantable and both suitable and usable for their intended purpose, and will be free from defects in workmanship for a period following the delivery date of (i) 6 months, if the Licensed Products are shipped in standard packaging, and (ii) 9 months, if the Licensed Products are shipped in premium packaging. This express warranty does not apply to (a) defects resulting from STR’s design of the Licensed Products; or (b) Licensed Products that have been abused, damaged, or misused by any person or entity after title passes to STR.

10.2.2              Manufacturer agrees to hold harmless, indemnify and reimburse STR and STR’s affiliates, distributors, dealers, and customers, during the term of this Agreement and any time thereafter, from and against any liability, claim, cost or expense (including but not limited to attorney’s fees and court/arbitration costs) asserted by a third party against STR or STR’s affiliates, distributors, dealers or customers arising out of actual or alleged death or injury to such third party, or damage to such third party’s property, arising out of (1) any failure of a Licensed Product to comply with applicable Technical Information, Specifications, warranties, certifications made pursuant to this Agreement, (2) the alleged negligence of Manufacturer in manufacture, storage, shipping or otherwise in respect to any Licensed Product or any parts thereof or (3) claims based on strict product liability with respect to the Licensed Products or any alleged defective components, material, parts, instructions, warnings, or whatever nature associated therewith, other than related to the design of the Licensed Product. The Parties agree that the indemnification of Manufacturer to STR shall not apply to any liability, claim, cost or expense (including but not limited to attorney’s fees and court/arbitration costs) asserted by a third party against STR or STR’s affiliates, distributors, dealers or customers arising out of actual or alleged death or injury to such third party, or damage to such third party’s property, resulting solely from any Licensed Products having been abused, damaged, or misused by any person or entity after title passes to STR.

10.2.3              Notwithstanding otherwise stipulated in this Agreement, Manufacturer assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due solely to the formulation of the Licensed Product and STR shall be liable for costs or expenses incurred by Manufacturer arising from third party claims related thereto.

10.3                        Licensed Products Recall

10.3.1              In the event that any Licensed Products are determined by STR, Manufacturer or by a governmental agency or court/arbitration tribunal to contain a defect, quality or performance deficiency which resulted from Manufacturer’s inadequate workmanship or inappropriate materials, to contain any defect that poses a safety issue, or to fail to comply with any applicable standard or requirements so as to make advisable that such items be reworked or recalled, Manufacturer and STR shall promptly communicate all relevant facts and undertake, at Manufacturer’s sole expense, corrective action, provided that STR shall cooperate with and assist Manufacturer in completing any necessary filings and corrective actions, and provided that nothing contained in this clause shall preclude STR from taking such actions as may be required of it under any applicable law or regulation. STR shall perform, manage or direct such repairs at its service network or through others upon mutually acceptable terms for repayment to STR. Time is of the essence in accomplishing any product recall and the Parties will work as quickly as possible to complete such a recall. Manufacturer will have the right to propose conducting this campaign directly if Manufacturer feels that STR’ costs are excessive.

10.4                        Rejection by Customers of STR

10.4.1              In case that any customer of STR rejects the Licensed Products, STR shall be responsible to work with the customer directly to determine the reason for the rejection and provide details to Manufacturer. If the rejection is due to the failure of Technical Information meeting the requirement of the customer, it shall be the responsibility of STR. However, if the rejection of the Licensed Products is due to the failure of Manufacturer (i) to manufacture, store or ship the Licensed Products in accordance with the Technical Information and/or Specifications, or (ii) to comply with the terms of this Agreement, Manufacturer shall indemnify and hold harmless STR for all losses, costs, expenses, damages and lost profits related thereto.

10.5                        Handling of Recalled or Rejected Products

The Parties may consult with each other in good faith to find a mutually acceptable way to handle the recalled or rejected Licensed Products.

ARTICLE 11                       PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES

11.1                        Price and Payment

11.1.1              The price for the Licensed Products to be manufactured is set forth in Annex 6 and may be changed from time to time through purchase orders issued by STR and accepted by Manufacturer. All pricing changes must be mutually agreed to by the Parties. All prices quoted are exclusive of state and local taxes and duties, and STR shall be responsible for all such items.

11.1.2              Subject to this Agreement or any purchase orders between the Parties, Manufacturer shall issue invoices to STR for the prices as set forth in Article 11.1.1 within one (1) month upon the Licensed Products being accepted by STR. If STR objects to any charge, the remaining fees shall be payable and STR and Manufacturer will promptly work, in good faith, to resolve any dispute.

11.1.3              Upon receiving the invoices from Manufacturer, STR shall pay to Manufacturer on properly documented invoices provided by Manufacturer in accordance with industry standards — one plus six (6) months after its receipt of the invoices thereof. Manufacturer agrees that STR is entitled to assign bank notes from STR’s customers’ banks to Manufacturer as payment.

ARTICLE 12                       INTELLECTUAL PROPERTY, TECHNICAL DEVELOPMENT AND QUALITY STANDARDS

12.1                        Intellectual Property Rights

12.1.1              Manufacturer acknowledges and agrees that the Intellectual Property Rights is and shall remain the property of STR or its affiliates. Manufacturer shall not claim, directly or indirectly, the invalidity of any of STR or its affiliates’ Intellectual Property Rights, or invoke any decision by STR or its affiliates not to obtain Intellectual Property Rights or invoke any failure by STR or its affiliates to obtain Intellectual Property Rights (whether or not based on formal applications) for any reason. Manufacturer shall not pledge, hypothecate, mortgage, grant liens in or upon, grant security interests in, use as collateral or otherwise borrow upon its rights to use STR or its affiliates’ Intellectual Property Rights, Licensed Trademarks or other rights, without the written consent signed by a duly-authorized officer of STR.

12.1.2              Manufacturer shall assist STR in obtaining and enforcing its Intellectual Property Rights, including the defending or prosecuting of suits seeking to prevent or nullify any Patent Rights or other Intellectual Property Rights, that STR might seek or obtain in the Territory or elsewhere. Manufacturer shall do nothing to damage the reputation of STR or its affiliates or to reflect negatively upon STR or its affiliates, the Licensed Trademarks or the Licensed Products.

12.1.3              STR has undertaken no investigation as to whether the Intellectual Property Rights would infringe the intellectual property rights of any person or entity in the Territory. STR makes no representation or warranty that the manufacture of the Licensed Products in accordance with the Technical Information does not and will not infringe the patent rights or other rights of any person or entity in the Territory. STR has not made any search of patent or other rights in the Territory. As of the date of this Agreement, STR has no knowledge that manufacture or sale of the Licensed Products infringes the patent rights or other rights of any such person or entity.

12.1.4              Notwithstanding the above, STR agrees to indemnify and hold harmless Manufacturer from and against any and all liability, claims, causes of action, suits, damages and expenses which Manufacturer is or becomes liable for, arising from the infringement of a third party’s design patent, trademark, copyright or other proprietary rights by the Technical Information or Licensed Trademark or the other Intellectual Property Rights furnished to Manufacturer by STR, provided that (1) Manufacture shall give STR a written notice promptly after Manufacturer’s receipt of notice of commencement of any action against it by a third party; (2) STR shall have the right to defend such claim at STR’s expense; and (3) Manufacturer agrees to cooperate in such defense if STR assumes of defense of such claim. STR’s obligations under this clause shall not be applicable unless Manufacturer conducted its manufacturing in strict accordance with the Technical Information licensed under this Agreement.

12.1.5              Manufacturer shall render all reasonable assistance to STR in connection with any suit to be defended by STR under this Article and shall have the right to be represented therein by advisory counsel of its own choice at its expense. STR shall have full control of the defense of any such suit, including without limitation its settlement.

12.1.6              Manufacturer undertakes not to adopt, use or register as a trade name, trade mark or for any other purpose, whether during or after the term of this Agreement, any word or symbol that is, in the sole opinion of STR, confusingly similar to the Licensed Trademarks and/or any other trade name or trade mark owned by STR or its affiliates. Each use by Manufacturer of the Licensed Trademarks and any other trademark or trade name of STR or its affiliates shall note that STR or its affiliates are the owner of such mark or name.

12.1.7              Manufacturer agrees not to use the Intellectual Property Rights except as is specifically permitted by this Agreement.

12.2                        Technical Development

If during or after the term of this Agreement, Manufacturer and/or any of its employees shall make an invention, discovery or development (whether or not patentable) that relates to or arises in connection with the Licensed Products, the Intellectual Property Rights and/or the Technical Information, Manufacturer shall furnish to STR and its affiliates technical data and operation information relating to such invention, discovery or development, and agrees to grant and hereby grants to STR and its affiliates (without obligation to account to Manufacturer therefor or for grants made thereunder), an irrevocable, exclusive, paid-up license and the irrevocable, exclusive right and power to sublicense such invention, discovery or development.

12.3                        Quality Standards

12.3.1              Manufacturer agrees that all Licensed Products shall be of a quality as provided in the Technical Information and the Specifications. Manufacturer also agrees to manufacture the Licensed Products so that they are consistent with the standards as required by the applicable laws, regulations and rules in the Territory.

ARTICLE 13 CONFIDENTIALITY AND NON-COMPETITION

13.1                        Confidentiality

Manufacturer agrees at all times:

13.1.1              To keep confidential and not to disclose to any third party the Technical Information, except any portion of the Technical Information as now is or hereinafter becomes published or otherwise generally available to the public other than through any action of Manufacturer or its employees. The Technical Information that is specific shall not be deemed to be within the exception merely because it is embraced by more general information that is publicly known. In addition, any combination of features shall not be deemed to be within the exception merely because certain individual features are publicly known, unless the combination itself and its principle of operation are publicly known.

13.1.2              Even after any Technical Information becomes generally available to the public, not to disclose without STR’s prior written approval the fact that such Technical Information was furnished to Manufacturer by STR or originated with STR.

13.1.3              Notwithstanding anything to the contrary in this Agreement, STR shall not be obligated to disclose any information to Manufacturer except as specifically required by the terms of the Agreement.

13.1.4              Not to use the Technical Information for the benefit of anyone other than STR, except to the extent expressly licensed hereunder.

13.1.5              To take special precaution that none of the technical data obtained under this Agreement and that no Licensed Products shall be disclosed, or shipped, directly or indirectly to a resident, citizen or agent, governmental or otherwise, of an nation if doing so would violate the laws or regulations of the U.S. Government or the Government of the People’s Republic of China or of the nation to which the Licensed Product is to be shipped.

13.1.6              To advise its employees who at any time have a need to have access to the Technical Information of the obligations assumed hereunder by Manufacturer and to obtain their written agreement (in a form satisfactory to STR) to be individually bound to the confidentiality obligations of this Agreement.

13.2                        Non-Competition

13.2.1              Unless otherwise approved in advance by STR in writing, during the term of this Agreement (including any extension) and for two (2) years thereafter, Manufacturer shall not be involved, directly or indirectly, in any business arrangement, except for the sales activities intended in this Agreement, with or without any third party in relation to development, manufacture, sale, marketing or distribution of any solar encapsulant products, including without limitation, the Licensed Products, as well as other products that have as a significant component of any Licensed Products, to STR’s then current or former customers, regardless of whether such activities are inside the Territory or outside the Territory. Manufacturer shall also cause its employees who have access to the Technical Information defined hereinabove, and its sales representatives, distributors and dealers to be individually bound by this Article 13.2 by means of obtaining their written agreements in a form satisfactory to STR.

13.3                        Breach and Survival

13.3.1              Manufacturer’s obligations as stipulated in Article 13 shall survive the expiration or termination of this Agreement for any reason and extend for two (2) years thereafter, unless waived in advance by STR in writing. Manufacturer also acknowledges that the Technical Information is of an invaluable nature to STR or its affiliates and it may be difficult to estimate the damages to STR in case of breach of Article 13 of this Agreement. Therefore, notwithstanding otherwise stipulated in this Agreement, Manufacturer agrees that in case of breach of Article 13 of this Agreement, Manufacturer shall pay to STR a minimum penalty in the amount of RMB 3.0 for each square meter of encapsulant sold no matter whether and how much actual damages have occurred to STR and/or its affiliates due to such breach. However, should STR and/or its affiliates have suffered damages and losses due to the breach of Article 13 of this Agreement, Manufacturer shall additionally compensate STR and its affiliates all such damages and losses.

13.3.2              All the provisions of this Article 13 shall survive expiration or termination of this Agreement for any reason and shall not be affected thereby.

ARTICLE 14                       REPRESENTATIONS AND WARRANTIES

14.1                        Representations and Warranties by Manufacturer

Manufacturer represents and warrants on its behalf and on behalf of its officers, directors and employees, as follows:

14.1.1              They have entered into no other agreement and are not subject to any order, decree or ruling that would prohibit them from performing their obligations under this Agreement.

14.1.2              Manufacturer is duly qualified to do business in the Territory that requires a qualification to conduct the business to be conducted by Manufacturer under this Agreement.

14.1.3              Manufacturer has the power and authority to enter into and perform this Agreement.

14.1.4              This Agreement has been duly authorized by all necessary action on the part of Manufacturer and has been duly executed and delivered by Manufacturer.

14.1.5              Manufacturer has or will secure adequate capital to finance the business contemplated by this Agreement and has adequate resources to fulfill its obligations hereunder.

14.1.6              Manufacturer has been duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized.

14.1.7              Manufacturer has and will continue to operate its business in compliance with all applicable laws.

14.1.8              Xiesheng is, and will continue to be, the sole stockholder of FeiYu during the term of this Agreement.

14.2                        Representations and Warranties of STR

STR represents and warrants on its behalf and on behalf of its officers, directors and employees, as follows:

14.2.1              They have entered into no other agreement and are not subject to any order, decree or ruling that would prohibit them from performing their obligations under this Agreement.

14.2.2              STR has the power and authority to enter into and perform this Agreement.

14.2.3              This Agreement has been duly authorized by all necessary action on the part of STR and has been duly executed and delivered by STR.

14.2.4              STR has adequate resources to fulfill its obligations hereunder.

14.2.5              STR has been duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized.

ARTICLE 15                       DURATION AND TERMINATION

15.1                        Duration

This Agreement shall come in force on the Effective Date, and shall remain in force for two (2) years following the end of the Evaluation Period, unless early terminated as provided herein. STR and Manufacturer may negotiate with each other for extension of this Agreement with same terms and conditions herein before six (6) months prior to the expiration of this Agreement.

15.2                        Immediate Termination by STR

STR may, at its election, terminate this Agreement immediately by written notice to Manufacturer, upon the occurrence of any one or more of the following:

(a)                                 If Manufacturer discontinues business or becomes insolvent or bankrupt;

(b)                                 If Manufacturer has violated any Intellectual Property Rights or confidentiality rights of STR;

(c)                                  If Manufacturer fails, in a way determined by STR to be significant, to satisfy the quality requirements of the Licensed Products;

(d)                                 If the Government of the People’s Republic of China controls the management of Manufacturer and such “control” may hinder, in STR’s sole judgment, STR in fully enjoying the rights and benefits under this Agreement;

(e)                                  If Manufacturer is nationalized or the shares of Manufacturer are expropriated by the Government of the People’s Republic of China;

(f)                                   If Manufacturer fails to obtain or extend any license required for the manufacture, for the export or for the import of the Licensed Products, or if any of those licenses are cancelled or terminated;

(g)                                  If Manufacturer violates the non-compete obligations under this Agreement.

(h)                                 If Manufacturer breaches any other obligation under this Agreement and fails to remedy such breach within twenty (20) days upon receiving the written notice from STR requiring for remedy.

(i)                                     If there is a Change in Control event of Manufacturer arising during the term of this Agreement. For the purpose of this Agreement, “Change in Control” means any person, organization or legal entity, other than the registered shareholder(s) of Manufacturer as of the Effective Date, is or becomes the beneficial owner, directly or indirectly, of equities of Manufacturer representing fifty percent (50%) or more.

(j)                                    If any government authority issues an order or a public policy or imposes a requirement that has a material adverse effect on the Licensed Products.

15.3                        Termination with Notice by STR

15.3.1              STR may, at its election, terminate this Agreement effective upon sixty (60)-day notice to Manufacturer, if any payment required by this Agreement to be made by Manufacturer shall not be made when due, or if Manufacturer shall make or suffer any other material default on its part under the provisions of this Agreement, and such default shall continue unremedied for that sixty-day (60) notice period.

15.3.2              STR may, at its election, terminate this Agreement effective immediately for any reason at any time within thirty (30) days following the end of the Evaluation Period by giving two days prior written notice to Manufacturer; provided however, STR may not cancel outstanding purchase orders previously delivered to Manufacturer during the Evaluation Period unless Manufacturer has breached its obligations under this Agreement.

15.4                        Termination by Manufacturer

15.4.1              Manufacturer may, at its election, terminate this Agreement upon sixty (60) days written notice to STR, if STR shall make or suffer any material default on its part under the provisions of this Agreement, and such default shall continue unremedied for that sixty-day (60) notice period.

15.4.2              Manufacturer may, at its election, terminate this Agreement immediately by written notice to Manufacturer if STR discontinues business or becomes insolvent or bankrupt.

15.4.3              Manufacturer may, at its election, terminate this Agreement by providing STR with written notice thereof within thirty (30) days following the Contract Year ending on April 30, 2015, in the event that STR fails to purchase from Manufacturer the Annual Target Volume during such Contract Year ended April 30, 2015. In such an event, the termination date shall not be less than sixty (60) days following the date of delivery of such notice from Manufacturer to STR.

15.4.4              Manufacturer may, at its election, terminate this Agreement upon sixty (60) days written notice to STR if STR fails to make any payment to Manufacturer in accordance with this Agreement and such failure has continued for a period of two (2) months since the date Manufacturer has notified STR that it is has failed to make timely. Manufacturer’s entitlement of terminating this Agreement under this Article shall be subject to the Licensed Products meeting the Technical Information and Specifications, On-time delivery and other obligations of Manufacturer as set forth in this Agreement.

15.5                        Post-Termination or Expiration

15.5.1              Upon expiration or termination of this Agreement for any reason, all Intellectual Property Rights of STR or its affiliates, including documents, manuals, drawings and technical information that were supplied directly or indirectly by STR, and all copies, excerpts, abstracts or summaries thereof, including tape recordings, computer disks or files, punch card and tape storage, all photographs or photocopies, shall be returned immediately to STR or its affiliates at Manufacturer’s cost.

15.5.2              Upon expiration or termination of this Agreement for any reason, all the Tooling, other equipment and samples, if any, that were supplied directly or indirectly by STR shall be returned immediately to STR at Manufacturer’s cost.

15.5.3              Upon expiration or termination of this Agreement for any reason, Manufacturer shall, on the sole decision of STR, finish the Licensed Products which enter into production line before the date of expiration or termination, and send all the Licensed Products, the materials and inventory to STR. STR shall pay for the materials at the purchase price of such materials purchased by Manufacturer.

15.5.4              Upon expiration or termination of this Agreement for any reason, all rights of Manufacturer to use the Intellectual Property Rights shall end immediately.

15.5.5              Beginning on the date any expiration or termination of this Agreement is effective, neither Party shall have any further rights, privileges, licenses or obligations under this Agreement, except that:

(a)                                 Such expiration or termination shall not relieve either Party of any liability accrued prior to the date expiration or termination is effective;

(b)                                 STR shall be responsible for the finished Licensed Products and inventory in existence at the date of termination or expiration in the same manner as for cancellations as set forth in Article 7.4.

(c)                                  Any purchase orders shall be fulfilled by Manufacturer unless cancelled as provided in Article 7.4.

(d)                                 Such expiration or termination shall not affect the continued operation or enforcement or any provision of this Agreement which by its express terms is to survive expiration or termination or which is needed to enforce any rights after expiration or termination.

15.5.6              Upon expiration or termination of this Agreement for any reason, neither Party shall be liable to the other Party for compensation, reimbursement or damages on account of the loss of respective profits or anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with the business or good will of STR or Manufacturer, or for any reason whatsoever directly related to such termination unless otherwise stipulated in this Agreement.

15.6                        Indemnification

15.6.1              Manufacturer agrees to indemnify STR during the term of this Agreement and thereafter, from and against any liability, claim, cost, loss, damages or expense (including but not limited to attorneys’ fees and court costs) arising out of (1) any failure of the Licensed Products hereunder to comply with the Specifications or any applicable laws in Territory; (2) any breach of any representations, warranties, obligations, covenants and undertakings of Manufacturer under this Agreement.

15.6.2              Notwithstanding otherwise stipulated in this Agreement, if Manufacturer fails to deliver any Licensed Products On-time, Manufacturer shall pay a penalty to STR equivalent to that demanded by STR’s end-customer.

ARTICLE 16                       ENVIRONMENTAL, HEALTH AND SAFETY CONSIDERATIONS

16.1                        Environmental, Health and Safety

Manufacturer expressly acknowledges that it shall be the responsibility, not STR, to ensure that the Licensed Products are manufactured, that the Intellectual Property Rights are utilized and that the manufacturing facility is operated in accordance with all applicable safety, health and environmental standards or requirements.

16.2                        Indemnification

Further, Manufacturer indemnifies and holds STR harmless from any and all claims, demands or causes of action and all costs of defense incurred by STR (including court costs and reasonable attorney’s fees actually incurred) which claims, demands or causes of action are asserted by any third party including employees of Manufacturer and are caused or alleged to be caused by reason of any fault or defect in the operation of the manufacturing facility or by reason of any alleged negligence or act or failure to act of any employee, agent or representative of Manufacturer.

16.3                        Survival

The provisions of this Article 16 shall survive expiration or termination of this Agreement for any reason and shall not be affected thereby.

ARTICLE 17                       MISCELLANEOUS

17.1                        Assignment and Succession

17.1.1              This Agreement shall not be assignable by Manufacturer without the prior written consent of STR, except that this Agreement shall be automatically binding upon, and inure to the benefit of, any successor of either Party or any person, firm or corporation acquiring all or substantially all of the business and assets of such Party. Nothing contained herein, however, shall be deemed to prevent STR from assigning this Agreement to any corporation that shall acquire all or substantially all of STR’s business.

17.2                        Entire Agreement

The Parties declare that this Agreement and the Annexes contain all of the promises and representations of the Parties, constitutes the entire Agreement between the Parties and that it supersedes all previous agreements, arrangements or undertakings (if any) between the Parties relating to the subject matter hereof. No change, alteration or modification of this Agreement shall be effective, unless it is made in writing and signed by the Parties.

17.3                        Language

The language to be used in the communications between the Parties for the purposes of this Agreement shall be English, except where otherwise required by law.

17.4                        Waiver

The failure of either Party hereto at any time to enforce any of the terms, provisions or conditions of this Agreement shall not be construed as a waiver of the same or of the right of either Party to enforce the same on any subsequent occasion.

17.5                        Best Efforts to Obtain Approvals; Insurance

Manufacturer agrees to exert its best efforts, and shall permit STR to assist, to obtain all governmental approvals in China and elsewhere in the Territory necessary for this Agreement to become effective exactly as written. Manufacturer shall at all times maintain adequate insurance coverage, including without limitation, business interruption insurance, as reasonably required by STR, such coverage to be from highly reputable third party insurance carriers.

17.6                        Notices

All notices, reports, requests or demands to be given by either Party to the other under the provisions of this Agreement shall be forwarded, by telefax, courier or registered mail, properly addressed to the respective Parties as follows:

STR:

Address: 18 Craftsman Road, East Windsor, CT

Attn: General Counsel

Tel.: 860 763 7014

Fax:

Manufacturer:

Address: No. 6 Xinghang 1 Road Industry Functional Zone, Hangbu Town, Ke Cheng District, Quzhou City, Zhejiang Province, China

Attn: General Manager

Tel.: 86-570-2976608

Fax: 86-570-2976608

17.7                        No Liability

STR shall not incur or be subject to any contingent or consequential liability or damages, which include without limitation any delay or loss of time in communicating the Technical Information, as well as any loss of profit or products caused by the alleged actions or omissions of STR. In no event shall STR be liable to Manufacturer for any special or consequential damages arising from the manufacture, use or sale of the Licensed Products.

17.8                        Provisions Immediately Effective

Articles 12, 13 and 19 shall be effective immediately on execution of this Agreement by the Parties.

17.9                        No Agency

The Parties agree that Manufacturer is an independent entity from STR and is engaged in its own business. This Agreement shall not constitute Manufacturer as the legal representative, agent, partner or franchisee of STR for any purpose whatsoever, and Manufacturer shall not have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, in the name of and behalf of STR. Manufacturer is permitted to state on its marketing and other materials that Manufacturer is a Chinese company and a Licensee of STR. The sales representatives and distributors of Manufacturer shall have the right to state their status as such and to disclose the relationship of Manufacturer and STR as noted above.

17.10      Survival

In addition to the clauses noted above that survive the expiration and termination of this Agreement, any other clause needed to effectuate the Parties’ rights will survive the expiration or termination of this Agreement.

17.11      Construction

The paragraph headings are provided for convenience of reference only and shall not serve as a basis of interpretation or construction of this Agreement. Each Party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and all variations thereof shall not be deemed to be terms of limitation.

17.12      Further Action

Each Party agrees to perform all further acts and to execute and deliver or cause to be executed and delivered all documents and agreements that may be reasonably necessary to carry out the intents and purposes of this Agreement or to enable the other party to enforce its rights under this Agreement.

17.13      Compliance with Law

During the term of this Agreement, Manufacturer shall obtain and maintain in full force and effect in the Territory, and at its own cost and expense, all necessary governmental licenses (including export licenses), permits, clearances, registrations and authorizations, and all necessary trade association or industry self-regulatory organization registrations, and shall maintain compliance in all respects with the terms and conditions thereof and all applicable laws and regulations, relating to the activities of Manufacturer in the manufacture, sale, production, quality control, sale, marketing and distribution of the Licensed Products. Any pre-production approval by STR shall not imply a belief or representation by STR that the Licensed Products comply with any applicable laws or regulations. Also, Manufacturer certifies to STR that the Licensed Products will be manufactured, sold and distributed in compliance with all applicable requirements of laws pertaining to wages and hours and without the use of child, prison or slave labor.

17.14      Counterparts

This Agreement is written and executed in English and Chinese and both versions shall have same legal effect. Each langue version of this Agreement shall be executed in three (3) copies and each Party holds one (1) copy.

ARTICLE 18        FORCE MAJEURE

The terms and conditions mutually agreed upon in this Agreement shall be subject to force majeure. Neither Manufacturer nor STR shall be considered in default in the performance of its obligations hereunder, if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, accident, fire, wind, flood or because of any law, order, proclamation, regulation or ordinance of any government or of any subdivision thereof or because of any act of God or any other cause whether of similar or dissimilar nature beyond the reasonable control of the party affected, provided that notice of such force majeure is given by the affected party to the other within two (2) weeks of the beginning of said force majeure. Should one or both of the Parties be prevented from fulfilling their contractual obligations by a state of force majeure lasting continuously for a period of three (3) months, the Party who has been notified of the other Party’s event of force majeure shall have the right to terminate the Agreement on thirty (30) days written notice.

ARTICLE 19        LAW AND ARBITRATION

19.1        Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of China.

19.2        Arbitration

Any controversy, claim or dispute in respect of the construction of this Agreement, or arising out of, or relating in any manner to the provisions of this Agreement or the breach thereof, shall be first attempted to be settled amicably. In case no amicable settlement is promptly reached by the parties, any such controversy, claim or dispute shall be resolved by arbitration before three arbitrators of the Shanghai International Economic and Trade Arbitration Commission (hereinafter called “SIETAC”) and pursuant to SIETAC Rules. Any arbitration shall be conducted in Shanghai, China. The language of the arbitration shall be English. The governing laws shall be the laws of China. The award rendered by SIETAC shall be final and legally binding upon the Parties hereto. The prevailing party shall be entitled to the payment of the arbitration fees and other expenditures including attorney’s fees and other expenses incurred by the prevailing party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written. Signatures transmitted by facsimile shall have the same legal effect as original signatures.

STR Solar (Hong Kong), Limited		ZheJiang FeiYu Photo-Electrical Science & Technology Co., Ltd.

By	/s/ Bernardo Alvarez	By	/s/ Mr. Xu Xuefei
Title	President & CEO	Title

Zhejiang Xiesheng Group Co., Ltd.

By	/s/ Mr. Xu Xuefei
Title

/Execution Version Performance Guarantee Letter STR Solar (Hong Kong), Limited "STR" ) 13 JAN 14 Whereas, STR Solar (Hong Kong), Limited (hereinafter referred to as "STR"), ZheJiang FeiYu Photo-Electrical Science & Technology Co., Ltd. (hereinafter referred to as "Feiyu") and Zhejiang Xiesheng Group Co., Ltd. (hereinafter referred to as "Xiesheng"; Feiyu and Xiesheng  are  collectively  referred  to  as  "Manufacturer") entered  into  a  Contract Manufacturing Agreement (the "Agreement") dated 13 JAN 14, (330727196411190016) STR STR Mr. Xu Xuefei (ID Number: 330727196411190016), the Executive Director of Feiyu and the Chairman  of Xiesheng,  hereby  irrevocably,  absolutely  and  unconditionally  agrees  to guarantee to STR the full, due and punctual performance  by Manufacturer of all of obligations, underthings and liabilities under and with respect to the Agreement, including without limitation, the due and prompt payment due to STR under the Agreement. Mr. Xu Xuefei's guarantee under this Performance Guarantee Letter is made for the benefit of STR and shall remain in full force and effect during the effective period of the Agreement and thereafter without regarded to, and shall not be affected or impaired by, any amendment of the Agreement, or any ownership change of Xiesheng or Feiyu. Mr. Xu Xuefei hereby waives all defenses to enforcement of this guarantee. Accepted and Signed by Date: Mr. Xu Xuefei Mr. Xu Xuefei 2014.1.13